EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
September 28, 2009	Vito S. Pantilione, President and CEO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES

DEATH OF CHIEF FINANCIAL OFFICER

Washington Township, New Jersey- September 28, 2009- Parke Bancorp, Inc. (Nasdaq: “PKBK”), the parent company of Parke Bank, sadly announced today that F. Steven Meddick, its Executive Vice President and Chief Financial Officer, passed away suddenly yesterday. Mr. Meddick became EVP and CFO of the Company in August 2008. John Hawkins, the Company’s Senior Vice President and Controller, will assume the duties of Mr. Meddick until a permanent replacement can be made.

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the Nasdaq Capital Market under the symbol “PKBK”.